UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
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THE MOTLEY FOOL FUNDS TRUST
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Shareholder Asks: Why is Bill leaving?

*phone answer*

Bill Mann will be returning to his Foolish roots. He’ll be re-joining The Motley Fool, LLC’s newsletter business to work alongside Motley Fool founder Tom Gardner on their premier service, Motley Fool One, and to serve as a senior member of the newsletter investing team. Bill has written more about why he’s leaving and what he’ll be doing in an article published on the Fool Funds website. You can find it by going to www.foolfunds.com, click the Insights & Ideas tab, and it will be the first article on the screen.

While this may seem like a big change, and certainly we (as co-workers) will miss working with Bill day-to-day, it’s important to remember that Motley Fool Asset Management has always approached investing and portfolio management as a team. All members of the team are portfolio managers on our funds. The team that remains is six experienced portfolio managers strong. Bryan Hinmon, who will be taking over from Bill Mann as Chief Investment Officer, has been professionally managing money for 13 years (nearly 7 with the Motley Fool), has worked alongside Bill as his Director of Research since 2015, and came to the Fool after having run a successful hedge fund. Brian’s bio, along with the other portfolio managers, is on the Fool Funds website.

*Email answer*

Bill Mann will be returning to his Foolish roots. He’ll be re-joining The Motley Fool, LLC’s newsletter business to work alongside Motley Fool founder Tom Gardner on their premier service, Motley Fool One, and to serve as a senior member of the newsletter investing team. Bill has written more about why he’s leaving and what he’ll be doing in this article: https://www.foolfunds.com/insights/important-announcement-regarding-motley-fool-funds/

While this may seem like a big change, and certainly we (as co-workers) will miss working with Bill day-to-day, it’s important to remember that Motley Fool Asset Management has always approached investing and portfolio management as a team. All members of the team are portfolio managers on our funds. The team that remains is six experienced portfolio managers strong. Bryan Hinmon, who will be taking over from Bill Mann as Chief Investment Officer, has been professionally managing money for 13 years (nearly 7 with the Motley Fool), has worked alongside Bill as his Director of Research since 2015, and came to the Fool after having run a successful hedge fund. (You can read more about Bryan and the rest of the portfolio managers here: https://www.foolfunds.com/people/.

What are Bryan’s credentials, vision, experience/who is Bryan Hinmon?

Bryan Hinmon has been professionally investing and managing money for 13 years, seven of those with The Motley Fool. He joined Motley Fool Asset Management in 2014 and has served as a Portfolio Manager for The Motley Fool Independence Fund, The Motley Fool Great America Fund and The Motley Fool Epic Voyage Fund since then. He was promoted to Director of Research in 2015. Previously, Bryan worked for The Motley Fool, LLC’s newsletter arm for four years in a number of different capacities. He helped manage a portfolio for Motley Fool Pro, a subscription investment service that embraces long/short equities and options. Bryan also served as a senior analyst on the Motley Fool Options advisory service and led the company’s Analyst Development Program.

Before joining The Motley Fool, Bryan was a portfolio manager at Bulwark Capital Management, a hedge fund that employed fundamental long-term equity investing, options income, and special situations. Earlier, he worked as a research analyst for an asset manager in Naples, Florida, that provided portfolio management and operated a covered-call hedge fund. Bryan holds the Chartered Financial Analyst designation and is a member of The Boston Security Analysts Society.

As previously mentioned, our investing team is just that — a team. And it always has been. Bryan intends to carry on that approach as well as our overall investing philosophy — buying high-quality companies at reasonable prices and holding them for the long-term. Bryan is a Foolish investor, through and through. You can expect that we will continue to invest your money following the same approach and strategy that we always have.

In the proxy materials, you said that the portfolio managers would not be changing as a result of the re-organization, but now there are changing. What’s going on? Does Bill Mann leaving have anything to do with the proxy and the move to RBB?

*Email Answer*

Unfortunately, the timing of this move is not ideal because it causes confusion around the proxy and the re-organization. At the time when we issued the proxy, we did not know that Bill Mann would be leaving the Funds. This is new development brought about by the needs of our affiliate company, The Motley Fool, LLC, and is not in any way related to the re-organization.

The re-organization is strictly a business re-structuring that we believe will allow the Funds to negotiate better rates with our service providers and to achieve economies of scale. The proxy only applies to the re-organization. Bill will be leaving Motley Fool Funds regardless of whether shareholders approve the proxy. You can read more about the proxy and the re-organization here https://www.foolfunds.com/insights/reorganization-faq/?source=ifufunty0010001.

*Phone Answer*

Unfortunately, the timing of this move is not ideal because it causes confusion around the proxy and the re-organization. At the time when we issued the proxy, we did not know that Bill Mann would be leaving the Funds. This is new development brought about by the needs of our affiliate company, The Motley Fool, LLC, and is not in any way related to the re-organization.

The re-organization is strictly a business re-structuring that we believe will allow the Funds to negotiate better rates with our service providers and to achieve economies of scale. The proxy only applies to the re-organization. Bill will be leaving Motley Fool Funds regardless of whether shareholders approve the proxy. You can read more about the proxy and the re-organization on the Fool Funds website by going to www.FoolFunds.com, Insights & Ideas, and clicking the article titled “Reorganization FAQ”.

Can I change my vote on the proxy?

Shareholders always have the opportunity to change their vote at any time. If you should choose to do so you have a few options: if you have your control number you may vote online at https://proxyvote.com or with a touchtone telephone by calling 1-800-690-6903. If you do not have your control number available, call 1-855-601-2249 to speak to a live agent . But please know that your vote on this proxy will not affect whether Bill Mann leaves the Funds. This change is unrelated to the proxy and the re-organization, and Bill will be leaving the Funds regardless of the outcome of the proxy vote.

Should I be concerned with all of the changes that are being made? Can you guarantee the management of the portfolios won’t suffer?

We have always prided ourselves on being a shareholder-focused fund company. We set out to build the type of funds that we would want to put our own money into — and many of us have, including our incoming CIO, Bryan Hinmon, who has invested his own money in all three of our funds. Nothing has changed about that philosophy and focus.

We know it is disconcerting when there’s a change in the portfolio management team, so we understand your concern. Here’s why we’re not worried — and in fact, we’re excited about Bryan Hinmon as our new CIO:

•                  Our team approach to investing was built for just this situation. Bill Mann has always said the portfolio managers around the investing table have equal voices — and dissenting voices are celebrated. That’s who we are and it’s how we make well-thought-out investing decisions. More importantly, it means that we have no “key investor” dependency. We have a team of six experienced investors who know our portfolios and our companies intimately.

•                  Bryan Hinmon is a true Fool and talented investor, who has championed the investing process in his time with Motley Fool Asset Management and, before that, with The Motley Fool, LLC on the Pro and Options team. And he came to the Fool with an impressive resume, working as a portfolio manager on a successful hedge fund. (You can read more about Bryan here.) (guide to fool funds.com if over the phone).

As Director of Research, Bryan is Bill’s hand-picked and natural successor. We can’t say this better than Bill himself said it: ““I am so proud to work with Bryan and I know that fund shareholders will remain in highly capable hands. Since joining our team in 2014, he’s impressed me every day with his investing instincts, his passion for performance, and his desire to deliver winning results to our shareholders. For two years, Bryan has worked behind the scenes to improve our investing process. He’ll now lead a team that runs better and more smoothly because of his contributions.”

We believe the combination of Bryan as CIO and an experienced investment team will make this transition seamless, and we know that our investing philosophy and process is not changing.

*If caller is concerned about the re-organization affecting investing process and portfolio management*

The reorganization into RBB and the corresponding proxy will have no affect on our investing and portfolio management process. We are undertaking this re-organization because we believe it is one big step toward bringing our fees down. Fees hurt shareholder returns, pure and simple. We care about shareholders — and many of us at Motley Fool Asset Management are shareholders ourselves. So we want to do everything we can to bring fees down. This re-organization has nothing to do with the way our portfolios are managed, and nothing about our investing process changes as a result of this re-organization.